Exhibit 99.3

SHARE SALE AND PURCHASE AGREEMENT

This Share Sale and purchase Agreement (hereinafter referred to as “this Agreement”) was concluded by and between the following parties on December 7, 2023.

Seller: MUNJOONG KANG

Buyer: HANG MUK SHIN, TAEHEE KIM

Article 1 (Object of sale and price)

A. Object of sale: issued and outstanding shares of HANRYU HOLDINGS INC. (hereinafter “Target Company”)

B. Quantity one million nine hundred eighty nine thousand one hundred fifty (1,989,150) shares (hereinafter “Shares”)

C. Amount per share: KRW five hundred fifty three won (₩553)

D. Total purchase price: KRW 1.1 billion won (₩1,100,000,000)

Article 2 (Payment method, etc.)

(1)	On the date of signing this Agreement, the Buyer, HANG MUK SHIN, shall pay the purchase price in the sum of 800 million won (₩800,000,000) and the Buyer, TAEHEE KIM, shall pay the purchase price in the sum of 300 million won (₩300,000,000).

(2)	On the date of signing this Agreement, it is agreed that the Buyer HANG MUK SHIN has a damage compensation claim against the Seller in the amount of KRW 800 million (₩800,000,000) with respect to a total of 96,872,128 KDC Coins and the Buyer TAEHEE KIM has a damage compensation claim against the Seller in the amount of KRW 300 million (₩300,000,000) with respect to a total of 15 million KDC Coins.

(3)	The purchase price in paragraph (1) shall be offset by the damage compensation claims in paragraph (2), thereby replacing the payment.

Article 3 (Transfer the title to the Shares etc.)

In consideration of the fact that the Shares are under Lock-up, the Seller agrees to transfer the title to the Shares to the Buyer on or before January 27, 2024, when the Lock-up of the Shares is lifted; to complete the disclosure of the transfer of the Shares accordingly; to cooperate with the Buyer to expedite the transfer to a domestic securities company in the name of the Buyer; and to deliver to the Buyer the attached confirmation executed by the Target Company and HANRYU Bank Co., Ltd on the date of execution of this Agreement.

Article 4 (Transfer of Share Ownership)

Even if the share certificate pursuant to Article 3 has not been transferred to the name of the Buyer, ownership of the Shares shall be deemed to have been fully transferred to the Buyer upon execution of this Agreement. It is hereby confirmed that the ownership of the Shares (except that the voting rights and the right of the largest shareholder shall be delegated to the Seller until January 27, 2024, when the Lock-up shall be lifted) is vested in the Buyer.

Article 5 (Representations and Warranties)

The Seller represents and warrants to the Buyer that the matters set forth in this Section 5 are accurate and complete in all respects as of the date of this Agreement.

(1)	The Seller has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and is binding upon it and enforceable against it in accordance with its terms.

(2)	The Seller is the legal and valid owner of the Shares and the Buyer is entitled to clean title to such Shares, free and clear of any restrictions or other encumbrances.

Article 6 (Penalty)

If, for any reason, the Seller breaches any of its obligations under this Agreement or the representations and warranties made pursuant to Article 5 are different from the facts, the Seller shall pay the Buyer KRW 1 billion as a penalty in addition to damages.

Article 7 (Dispute Resolution)

In the event of a dispute between the parties under this Agreement, the parties shall endeavor to resolve it by mutual amicable agreement with good faith and sincerity, and if the dispute cannot be resolved amicably, it shall be resolved by filing a lawsuit with the court. In this case, the competent court shall be the Seoul Central District Court.

Article 8 (Confidentiality)

The Seller and the Buyer shall not disclose the fact of entering into this Agreement and its contents to any third party. However, this shall not apply if such disclosure is required by applicable laws.

In order to conclude the contract as described above and to prove the above facts, two copies of this contract will be prepared and both party will each keep one copy.

December 7, 2023

Seller :

Name: MUNJOONG KANG

Resident registration number: 710223-1237515

Address: Room 302, Building 333, 2403, Dasansoonhwan-ro, Namyangju-si, Gyeonggi-do

(Dasan-dong, Dasan I-Park)

Buyer :

NAME: HANG MUK SHIN       (sign)

Resident registration number: 730206-1408817

NAME: Taehe Kim      (sign)

Resident registration number: 761205-2228315

Buyer’s Address: 110-904, 13-10, Seocho-daero 65gil, Seocho-gu, Seoul

(Seocho-dong, Seocho Remian APT)

Document of Confirmation

HANRYU HOLDINGS, INC. and HANRYU Bank Co., Ltd. confirm to HANG MUK SHIN the following matters and confirm that we will carry out the following matters.

NEXT

(1)	MUNJOONG beneficially owns 6,064,765 shares (approximately 11.48% of the total 52,808,589 shares) issued by HANRYU HOLDINGS, INC.

(2)	MUNJOONG KANG legally and validly owns the above shares, and the Buyers are entitled to acquire beneficial ownership of the 1,989,150 shares subject to the sale, free and clear of any restrictions or other encumbrances.

(3)	The Company confirms that it will ensure that the share registration is completed in favor of the Purchasers, HANG MUK SHIN and TAEHEE KIM, on or before January 27, 2024, when the lock-up period for the above shares will be lifted, and will complete the shareholding disclosure procedures in respect thereof, and will cooperate with HANG MUK SHIN and TAEHEE KIM to expedite the crediting procedures to the domestic securities account in HANG MUK SHIN and TAEHEE KIM’S name

December 7. 2023

Hereby Confirms the above

HANRYU HOLDINGS, INC

HANRYU BANK Co., Ltd

Room A-164, 8403 Gukhoe-daero 38-gil, Yeongdeungpo-gu, Seoul (Dangsan-dong 3-ga, Culture Building)

CEO MUNJOONG KANG

■ Enforcement Decree of the Seal Certification Act [Appendix Form No.14]

Confirmation No. of issuance of a seal certificate	0540 - 42768 - 1
Applicant: Jaehoon Park (date of birth: 1991.07.07), Contact person: Chaerin Moon (Phone: 02-2670-1451)

※This paper is marked with a counterfeit identification mark.

Resident registration number	7	1	0	2	2	3	-
	1	2	3	7	5	1	5

APPLICANT	REPRESENTATIVE
0
NAME (Chinese)	MUNJOONG KANG (姜文中)	SEAL
NATIONALITY
ADDRESS	Room 302, Building 2403, 333 Dasanhwan-ro, Namyangju-si, Gyeonggi-do (Dasan-dong, Dasan I-Park)
PURPOSE	FOR SALE	☐ PROPERTY BUYER ☐ VEHICLE BUYER
		NAME (company)	BLANK	RESIDENT REGISRATION NO. (BUSINESS)
ADDRESS (COMPANY LOCATION
CONFIRM THE ABOVE (APPLICANT) (Sign)
GENERAL
REMARKS

1. If you apply for the seal certificate issuance notification service, you will be immediately notified of the issuance via text message from your phone.

2. If the applicant for issuance of a seal certificate is the principal, 0 will be displayed in the principal column, and if an agent applies, 0 will be displayed in the agent column.

3. In the resident registration number field, enter the passport number for U.S. residents registered overseas, the domestic residence report number for domestic residence/little filers, and the alien registration number for foreigners. If there is a resident registration number, enter （ ） below it and enter the resident registration number. You can write .

4. If the complainant requests it, it will be issued including information on address change.

5. To obtain a seal certificate for selling real estate or automobiles (referring to automobiles registered pursuant to Article 5 of the Automobile Management Act), the buyer’s name, resident registration number, and address must be confirmed and signed. However, in cases other than those for real estate or automobile sales, it is displayed as “blank.”

6. The general use field can be freely entered, such as ‘For submission to a bank_ 0 0 Use only for a loan from a bank’. However, in the case of issuing a certificate of seal impression for towing after a limited period of time, the official in charge must confirm the specific use to the applicant, write it down directly, and issue it.

7. If the buyer is a sole proprietor, write the representative’s name and resident registration number, and enter the business address as the address.

8. Indication of the minor, limited guardian, and adult guardian, and the name and resident registration number of the minor’s legal representative, limited guardian, and adult guardian.

Please write in the remarks column. In the remarks column, if you have changed your name, you can enter your name before changing your name and any requests made by the complainant.

9. The issuance of a seal certificate can be confirmed through the Electronic Civil Service Center (www.minwon.go.kr) with the following information: “Issuance date, number for confirmation of seal certificate issuance: Resident registration number, issuing organization.”

10. A personal signature certificate, which has the same effect as a seal certificate, is a convenient system that can be issued directly at town/village offices and neighborhood community centers across the country without the inconvenience of having to report it in advance.

This certifies that the above seal is the registered seal. November 27h, 2023 Head of Yeoui-dong, Yeongdeungpo-gu, Seoul

[42011100413204563486013z240507054260457800310] Address Proof of Address: Dasan 1-dong (33/5)